Exhibit 10.1

October 26, 2021

Generation Income Properties, Inc.

Attention: David Sobelman

401 E. Jackson Street, Suite 3300

Tampa, Florida 33602

RE:	COMMITMENT FOR $25,000,000.00 MASTER CREDIT FACILITY

Dear Mr. Sobelman:

American Momentum Bank (hereinafter referred to as “Bank”) is pleased to offer its commitment to make a master credit facility available to Generation Income Properties, L.P., a Delaware Limited Partnership (“GIP”) in the amount of $25,000,000.00 (the “Facility”).  The Facility shall be utilized to fund the acquisition of income producing real estate properties (each a “Loan” and collectively the “Loans”).

This letter does not set forth all the terms and conditions of the Facility offered herein.  Rather, it is only an outline, in summary format, of the major points of understanding which shall be the basis of the final loan documentation (all of which are collectively referred to as the “Loan Documents”), most of which are described below.  The date upon which each Loan is consummated and the last of the Loan Documents for each Loan is executed and delivered is hereinafter referred to as a “Closing Date.”  The Loan Documents will have various terms and conditions not set forth herein, including but not limited to conditions precedent, representations and warranties, affirmative covenants, negative covenants, events of default, definition of terms, and other provisions customary to financing (1) by Bank generally and (2) of the type contemplated by this letter.

Purpose.  Proceeds of the Facility shall be used to fund the acquisition of income producing real estate properties (each a “Property” and collectively, the “Properties”).  Each Property will be owned or ground leased by a single purpose entity, formed by GIP for the sole purpose of taking title to the Property and entering into the Loan with Bank (each a “Borrower” and collectively, the “Borrowers”).  Each Borrower shall be a subsidiary of, and controlled by, the Entity Guarantor (as defined herein).  Entity Guarantor, by its joinder of this Letter, hereby certifies that all Loan proceeds will be used by each respective Borrower for private commercial purposes, as described herein.

Facility Term.  All Loans shall be closed within two (2) years after the Closing Date of the first Loan closed under the Facility.

Interest Rate. Interest on each Loan shall accrue at a variable rate equal to the Wall Street Journal Prime (the “Applicable Rate”), adjusted monthly on the first day of each Interest Period; provided, however, each Loan will include an interest rate floor of 3.25% per annum. All interest will be computed and charged for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.  Interest on all past due amounts or during the occurrence of an event of default under the Loan shall accrue at the maximum rate permitted by law.

Fees/Costs. At each Loan closing, the applicable Borrower shall make payment of a commitment fee equal to 0.50% of the applicable Loan amount.  In addition, the applicable Borrower shall pay all legal fees, recording fees, excise taxes, title insurance premiums, appraisal fees, and other costs incurred by Bank in connection with the making, documenting and closing of each Loan.

Repayment Terms. Each Loan will have an interest-only payment term of twenty-four (24) months from the applicable Loan Closing Date.  For each Loan, outstanding principal and accrued outstanding interest shall be due and payable in full on the date that is two (2) years from the applicable Closing Date.

Prepayment Premium.  None

Collateral. To secure payment of each Loan, each Borrower shall grant, pledge, or convey to Bank the following collateral customary for the type of loan, including but not limited to the following:

1.	A first priority mortgage and security interest (or deed of trust, as applicable) on the applicable Property.
2.	A first priority assignment of leases, rents and profits with respect to the applicable Property.
3.	A first priority assignment of all contracts, agreements, plans, specifications, deposits, rights, profits, operating accounts and related agreements for the applicable Property.
4.	A collateral assignment and subordination of any applicable management agreement for each Property.

Guarantees. Each Loan shall be guaranteed by Generation Income Properties, LP a Delaware limited partnership (“Entity Guarantor”) and David Sobelman (the “Individual Guarantor” and together with the Entity Guarantor, collectively the “Guarantors”).  The guaranty provided by the Entity Guarantor shall be unlimited.  The guaranty provided by the Individual Guarantor shall be non-recourse, subject to customary bad-boy carve-outs, to be negotiated during the closing of the initial Loan under the Facility.

Deposit Account(s).  Each Borrower agrees to establish and maintain its primary operating account(s) with Bank as long as any part of the applicable Loan remains outstanding.

Conditions Precedent to each Loan.  For each Loan, the following conditions precedent must be satisfied by the applicable Borrower prior to the respective Closing Date:

(a)

Bank must obtain a “Phase I” environmental assessment of each Property, ordered by each Borrower at such Borrower’s expense from an environmental engineering company acceptable to Bank, assessing the environmental condition of the applicable Property.  Bank shall have the right to require additional environmental investigations, including a “Phase II” environmental assessment, which additional work shall constitute a part of the environmental assessment.  Bank shall have the right to withdraw its commitment to fund any applicable Loan in the event that the environmental assessment discloses significant environmental concerns associated with a certain Property, as determined by Bank in its sole discretion.

(b)

Bank shall have received and approved a certified appraisal (the “Appraisal”) obtained by Bank and paid for by each Borrower with respect to each Property, demonstrating a “loan to value” ratio of not greater than fifty percent (50%) and a “loan to cost” ratio of not greater than fifty percent (50%).

(c)

Each Borrower shall deliver to Bank for its review and approval, a commitment (the “Title Commitment”) for each Property from a title company (the “Title Company”) acceptable to Bank agreeing to provide to Bank a title insurance policy in form acceptable to Bank in the amount of each Loan, and any additional required title endorsements. Each Borrower shall be responsible for all costs incurred in obtaining each Title Commitment, policy, and any required title endorsements.
(d)	Each Borrower shall, at Borrower’s sole cost and expense, deliver to Bank for its review and approval, a current survey for each Property which complies with Bank’s survey requirements.
(e)

Each Borrower shall deliver to Bank for its review and approval, a lease for each Property (each a “Lease” and collectively the “Leases”).  Each Lease shall have a minimum remaining initial term of five (5) years after the applicable Closing Date.  To be an acceptable Lease, the tenant must be an Acceptable Tenant.  For purposes of each Loan, an “Acceptable Tenant” shall mean a tenant that has an Investment Grade Rating of BBB- or better if rated by Standard & Poor’s or Baa3, or better if rated by Moody’s.  In the event the proposed tenant is not deemed an Acceptable Tenant, then the tenant must (i) evidence a minimum of $100,000,000.00 in Tangible Net Worth; (ii) evidence a Maximum Debt to Equity of 3.0; and (iii) such tenant shall be subject to approval from the Bank’s Chief Credit Officer and Chief Lending Officer (each in their sole discretion).  Further, at any given time during the term of the Facility, the maximum amount of Loans outstanding for Properties with Leases to tenants that are not an Acceptable Tenant shall be limited to $5,000,000.00.

(f)	For each Lease, the applicable Borrower shall deliver to Bank a current estoppel certificate and a subordination, non-disturbance and attornment agreement, each in form deemed acceptable to Bank.
(g)

Bank shall have received copies of acceptable current financial statements and tax returns of each Borrower and all Guarantors.  GIP and Guarantors acknowledge that Bank has relied upon such financial statements in issuing this Letter and closing each Loan pursuant thereto, and all matters set forth in the financial statements are true and correct and all liabilities and contingent liabilities have been fully disclosed.  Any misrepresentation in the financial statements, which Bank has relied upon in closing any Loan, may constitute a chargeable offense. It shall be a condition of each closing that there shall be no material adverse change in the financial condition of the applicable Borrower or the Guarantors.

(h)

Each Borrower and the Entity Guarantor shall furnish a true and complete copy of its Articles of Organization, Operating Agreement (or Partnership Agreement, as applicable) and evidence of proper authorization of the Loan and Guarantee.  Further, and if required by the Bank, each Borrower shall provide such information for any manager of a Borrower or any direct or indirect member of a Borrower or Entity Guarantor, so as to confirm authority for entering into the subject Loan.

(i)

Each Borrower shall obtain and deliver: (i) insurance against loss or damage by fire and other casualties and hazards by insurance written on an “all risks” basis, including malicious mischief coverage, in an amount not less than the replacement cost thereof, including coverage for loss of rents, naming Bank as loss payee and mortgagee; (ii) if any Property is required to be insured pursuant to the National Flood Reform Act of 1994, and the regulations promulgated thereunder, flood insurance is required in the amount equal to the lesser of the loan amount or maximum available under the National Flood Insurance Program but in no event should the amount of coverage be less than the value of the improved structure, naming Bank as mortgagee and loss payee; (iii) as applicable, insurance which complies with the workers’ compensation and employers’ liability laws of all states in which each Borrower shall be required to maintain such insurance; (iv) liability insurance providing coverage in such amount as Bank may require but in no event less than $2,000,000.00 per occurrence and $4,000,000.00 general aggregate, naming Bank as an additional insured; and (v) such other insurance as Bank may reasonably require from time to time.

Each insurance policy shall include a provision that such policy will not be cancelled, altered or in any way limited in coverage or reduced in amount unless Bank is notified in writing at least thirty (30) days prior to such cancellation or change.  Each insurance policy will be written on such forms as are reasonably acceptable to Bank by insurance companies authorized or licensed to do business in the state in which the Property is located having financial size and rating acceptable to Bank.

(j)

Bank shall have received such other searches, documents, instruments and certificates including, without limitation, customary attorney opinion letters and other assurances, as Bank or Bank’s counsel may reasonably require.

General Covenants.  In addition to other affirmative and negative covenants as are typically required by Bank for this type of Facility and the Loan, the Loan Documents will contain the following additional covenants:

(a)

Debt Service Coverage Ratio.  Through the term of each Loan, each Borrower shall maintain a Debt Service Coverage Ratio (as defined herein) of not less than 1.50 to 1.00.  For the purposes hereof, the term “Debt Service Coverage Ratio” shall mean the net operating income of the Property, less a 3% management fee and 2% replacement reserve, divided by the maximum amount of principal to be borrowed under the applicable Loan, amortized over 25 years using the then-current Wall Street Journal Prime Rate.

(b)

Transfer or Conveyance.  Each Borrower shall not be permitted to, voluntarily or by operation of law, sell, convey, transfer or permit to be sold, conveyed or transferred, any interest in or any part of any Property, nor shall a voluntary sale, pledge or other transfer of any direct interest in Borrower without the prior written consent of Bank having been first obtained; provided, however, in the event a joint venture structure is used, the Borrower shall be permitted to redeem such joint venture partner pursuant to the terms of the Borrower’s governing documents without Bank’s prior written consent, so long as GIP or the Entity Guarantor maintain control of such Borrower entity after such redemption.  Bank acknowledges that GIP and Entity Guarantor have independent investors which GIP and Entity Guarantor, as applicable, do not control, and, accordingly, the parties agree that any transfer restrictions in the Loan Documents shall not in any way prohibit or restrict transfers by such interest holders of Entity Guarantor or GIP, so long as any such transfers shall not cause for a change in control of a Borrower or the Entity Guarantor.

(c)

No Further Debt Or Encumbrances.  Each Borrower shall not be permitted to incur any additional debt, other than trade accounts payable incurred in the ordinary course of business or in connection with the redemption of the equity of a non-controlling member of the Borrower or purchase of any interest in the mortgaged Property held by a party other than the Borrower, and each Borrower shall not further encumber the applicable Property in any way including, but not limited to, acquiring any secondary liens thereon without the prior written approval of Bank.

(d)

Guarantee.  Each Borrower shall not guarantee or otherwise become responsible for obligations of any other person, corporation, or entity excepting for the endorsement of negotiable instruments by such Borrower or any subsidiary, if any, in the ordinary course of business for collection.

Financial Information.  During the term of the Loan, each Borrower and Guarantors shall provide Bank, in form and content acceptable to Bank, the following financial information:

(a)     Annual Statements.  Deliver to Bank within one hundred twenty (120) days after the end of each calendar year, a CPA prepared and audited financial statement including a consolidated balance sheet and a consolidated statement of income (loss) and surplus (deficit) and a statement of cash flows, together with supporting schedules, all in reasonable detail and prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year, showing the financial condition of GIP at the close of such year.

(b)     Quarterly Statements.  Deliver to Bank within ninety (90) days after each quarter-end, a company-prepared financial statement including a consolidated balance sheet and a consolidated statement of income (loss) and surplus (deficit) and a statement of cash flows, together with supporting schedules, all in reasonable detail and prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding quarter, showing the financial condition of each Borrower and their respective subsidiaries, if any, at the close of each such quarter.

(c)     Updated Financial Statements.  Cause to be delivered to Bank on an annual basis within twelve (12) months of the date of the financial statement then on file with Bank, updated financial statements signed and certified to Bank for each Borrower and each Guarantor of each Loan, disclosing all of the assets and liabilities, income and contingent liabilities of each Borrower and each Guarantor, in form and substance reasonably satisfactory to Bank.

(d)     Tax Returns.  Within thirty (30) days of filing, deliver to Bank complete copies of the Federal Tax Returns for each Borrower and each Guarantor for each year or, in the event they file extensions, a copy of the extension (and in the event they file an extension, complete copies of the Federal Tax Returns will be due within thirty (30) days after filing thereof).

(e)     SEC Filings.  For GIP, each Guarantor and each Borrower, to the extent any documents or filings are required to be filed with the SEC, copies shall be simultaneous provided to Bank upon filing.

(f)     Other Financial Information.  Each Borrower and the Guarantors shall deliver, promptly, such other information regarding the operation, business affairs, and financial condition of the Guarantors and such Borrower or any of its subsidiaries, if any, which the Bank may reasonably request.

Loan Documents.  Bank’s attorney shall prepare the necessary documentation in order to comply with all the terms and conditions of this Letter.  All documentation must be satisfactory to Bank in Bank’s discretion.

Non-Assignability or Modification of Commitment.  The commitment evidenced by this Letter shall not be assignable by GIP.  The terms of this Letter may not be waived or modified unless such waiver or modification is expressly stated as such and specifically agreed to by the parties in writing and shall be enforceable by Bank and its successors and assigns.  The Loan Documents when executed shall evidence the final commitment to each Borrower, and upon said execution, this letter shall have no further force or effect as to the closed Loan.

Confidentiality.  GIP shall keep the contents of this Letter confidential and shall not use it or its contents as a representation of GIP’s credit worthiness.  Third parties are cautioned against relying on the contents hereof in extending credit to GIP.

Basis of Commitment. The undersigned acknowledge that this Letter is based materially upon financial information provided to it by GIP and others, and the undersigned hereby warrant and represent that such information was true and correct in all material respects when rendered and that no material change has occurred therein through the date of the execution of this commitment.  All material facts relating to the Facility or to the assets, business, profits, prospects, or conditions (financial or otherwise) of GIP have been disclosed to Bank by GIP and the Guarantors.

Voidability of Commitment. This Commitment shall be voidable at the option of Bank should any of the following events occur:

1.A material adverse change in GIP, any Borrower’s, or any Guarantor’s business, or financial condition, or disposal of a material portion of its assets other than in the ordinary course of business.

2.A proceeding is commenced by or against GIP, any Borrower or any Guarantor under any bankruptcy or insolvency law.

3.A default by GIP, any Borrower or any Guarantor on any other obligation they may have for money borrowed from Bank.

4.Any change in management or ownership of GIP or any Borrower unacceptable to Bank.

5.Should any law or regulation affecting Bank entering into the financing transactions contemplated hereby impose upon Bank any potential obligation, fee, liability, loss, claim, cost, expense, or damage which is not contemplated herein.

6.Any violation or breach by GIP or any Borrower or Guarantor of the terms of this Letter.

7.Should GIP fail to provide sufficient information to the Bank to permit verification of the identity of each Borrower in accordance with the USA Patriot Act.

Acceptance and Closing Date. This Letter shall expire if not accepted or extended in writing by the close of business on October 31, 2021 (the “Commitment Expiration Date”).  If this Letter is accepted, time being of the essence, the initial Loan made pursuant hereto must close on or before the close of business on December 31, 2021 (the “Outside Initial Closing Date”).  GIP acknowledges that the interest rate and other terms of the Facility outlined in this Letter are based upon acceptance of this Letter and closing of the initial Loan within the time periods set forth above and that these time periods are material factors in Bank offering this Letter.  Borrower shall retain the obligation, if the Letter has been accepted, to pay any fees or expenses incurred by Bank in connection with the negotiation and preparation of this Letter, including without limitation appraisal fees, attorney’s fees, flood hazard report costs, UCC search and filing fees, environmental report costs, and title commitment costs.

If this Commitment is acceptable to you, please indicate your acceptance by signing in the space provided below and returning the original letter to me.

We appreciate the opportunity to offer this Commitment to your company and look forward to establishing a continuing, mutually beneficial relationship.

[signature page follows]

We are pleased to have the opportunity to assist you with this Facility.  If you have any questions regarding these terms, please call me at on my direct line at (813) 549-4725.

Sincerely,

AMERICAN MOMENTUM BANK

By:  /s/ Porter Smith

Porter Smith

Tampa Bay Market President

Agreed to and accepted this 26 day of October, 2021.

GIP:

GENERATION INCOME PROPERTIES, INC., a Maryland corporation

By:  /s/ David Sobelman

David Sobelman, as President

Guarantors:

GENERATION INCOME PROPERTIES, LP, a Delaware limited partnership

By:

16060521v2

Print Name: _____________________________

Its: General Partner

/s/ David Sobelman

DAVID SOBELMAN